EXHIBIT 99.1

FOR IMMEDIATE RELEASE	JANUARY 28, 2004

Investor Relations Contact:	Media Relations Contact:
Diana Matley	Kevin Brett
408-433-4365	408-433-7150
diana@lsil.com	kbrett@lsil.com

CC04-08

LSI Logic Reports Q4 and 2003 Financial Results

Fourth Quarter News Release Summary

■ Revenues of $463 million, 3 percent sequential growth, exceeds previous guidance.

■ GAAP* net income of 2 cents per diluted share, beats previous guidance.

■ Net income, excluding special items**, of 6 cents per diluted share, exceeds previous guidance.

■ Gross margin improvement to 43 percent, beats previous guidance.

■ Generated positive operating cash flow for seventh consecutive quarter.

First Quarter Business Outlook

■ Projected revenue range of $445 million to $455 million.

■ GAAP range of break-even to a net loss of 2 cents per share.

■ Net income per share, excluding special items**, in the range of 3-5 cents.

* Generally Accepted Accounting Principles

** Acquisition-related amortization, restructuring and other special items.

LSI LOGIC EXCEEDS Q4 TOP AND BOTTOM LINE GUIDANCE

Milpitas, California — LSI Logic Corporation (NYSE: LSI) today reported 2003 fourth quarter revenues of $463 million, a 3 percent increase compared to the $450 million reported in the third quarter of 2003, and a decline of 4 percent compared to the $480 million reported in the fourth quarter of 2002.

Cash and short-term investments totaled $814 million at the end of the 2003-fourth quarter. The company generated positive operating cash flow for the seventh consecutive quarter and repurchased approximately $250 million in convertible notes, eliminating all 2005 debt. In the third quarter, LSI Logic extinguished all 2004 debt.

The 2003-fourth quarter GAAP* net income was $8 million or 2 cents per diluted share. The 2003-third quarter GAAP net loss was $32 million or 8 cents per diluted share. The company reported a GAAP net loss of $31 million or 8 cents per diluted share in the 2002-fourth quarter.

Fourth quarter net income, excluding special items**, was $25 million or 6 cents per diluted share compared to a third quarter net income, excluding special items, of $17 million or 4 cents per diluted share. The company reported net income, excluding special items, of $5 million or 1 cent per diluted share in the fourth quarter of 2002.

“Strength in Storage Systems, Storage Components, and Communications more than offset the weakness in the video-game sector in Q4,” said Wilfred Corrigan, LSI Logic chairman and chief executive officer. “In the fourth quarter, the sequential revenue growth of our Storage Systems business reflected the continued movement by OEMs toward scalable, modular storage systems. Storage Components demonstrated strength, driven by increased demand for servers, migration to Ultra320 SCSI controllers, and growth of the global SAN market. Our Communications business continued to show signs of improvement as a result of renewed IT spending and growing broadband acceptance. Our Consumer business exhibited traditional fourth quarter seasonality, partially offset by robust design-win and sales activities for our single-chip architectures for high-definition products and DVD-recorders.

“The worldwide economy and the global IT industry are both improving, particularly in the U.S. and Asia. The global semiconductor industry is projected by market analysts to grow by 20 percent or more. LSI Logic is confident that it is well positioned to capitalize on this favorable business environment.”

Last November, LSI Logic announced its intention to create a separate company based on its wholly owned subsidiary, LSI Logic Storage Systems, Inc. Please refer to the company’s November 13, 2003 news release for further information concerning the separation.

During the fourth quarter, LSI Logic finalized its sale of the company’s Tsukuba, Japan manufacturing facility to Rohm Co. LSI Logic has now completed the consolidation of its internal manufacturing at the company’s Gresham, Oregon campus, supplemented by strategic foundry relationships.

LSI Logic recorded 2003 revenues of $1.69 billion, a 7 percent decrease from the $1.82 billion in 2002. The GAAP 2003 net loss was $309 million or 82 cents per diluted share compared to the GAAP 2002 net loss of $292 million or 79 cents per diluted share. LSI Logic recorded a 2003 net loss, excluding special items, of $16 million or 4 cents per diluted share, compared to a 2002 net loss, excluding special items, of $42 million or 11 cents a diluted share. The company generated $190 million in cash from operations in 2003, a 15 percent increase over the previous year.

“We shipped our first RapidChip™ platform products in the fourth quarter. We have now recorded Platform ASIC design wins with existing and new customers based in all major semiconductor consuming regions including North America, Europe, Japan and China,” said Joe Zelayeta, LSI Logic executive vice president of ASIC Technology and Methodology. “As the global semiconductor market gathers momentum, we anticipate an acceleration of our RapidChip design-win activity, strengthening LSI Logic’s leadership position in the growing Platform ASIC space.”

“In the fourth quarter, LSI Logic achieved its profitability goal on both a GAAP and excluding special items basis, and generated positive operating cash flow for the seventh straight quarter,” said Bryon Look, LSI Logic chief financial officer. “We also used our strong cash position to reduce overall debt by more than $360 million in 2003. We are executing our financial plan and we are looking forward to a period of sustained growth and financial strength.”

LSI Logic First Quarter Business Outlook

	GAAP*	Special Items**	Excluding Special Items

Revenue	$445 million to $455 million		$445 million to $455 million
Gross Margin	41-43 percent		41-43 percent
Operating Expenses	$183 to $187 million	Approximately $20 million	$163 to $167 million
Net Other Income (Exp.)	$(2) to $(3) million		$(2) to $(3) million
Tax Provision	$6 million		$6 million
Earnings (Loss)/Share	($0.02) to $0.00	Approximately $(0.05)	$0.03 to $0.05
Diluted Share Count	383 million		393 million

Common stock equivalents are excluded from share count in loss periods as a result of their anti-dilutive effect.

Capital spending is projected to be around $25 million in the first quarter, and approximately $100 million in 2004.

First quarter depreciation and software amortization are expected to be approximately $32 million.

*   Generally Accepted Accounting Principles

**   Acquisition-related amortization, restructuring and other special items.

NOTE: The company’s financial guidance will be limited to the comments made on today’s public conference call and contained in the First Quarter Business Outlook section of this news release.

LSI Logic Conference Call Information

LSI Logic will hold a conference call today at 2 p.m. PST to discuss fourth quarter and 2003 financial results. The number is 1-303-262-2050. Internet users can access the conference call by visiting http://www.lsilogic.com/investors. A replay of the call will be available today at approximately 4 p.m. PST and will be available for 48 hours. The number is 1-800-405-2236 (International, 1-303-590-3000), passcode 565933#.

Safe Harbor for Forward Looking Statements: This news release and the statements by LSI Logic management include forward-looking statements that may involve a number of risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from the actual future events or results. Forward-looking statements include projected revenue range in the first quarter, forecasts of operating expenses, projections of profitability or loss, projections of the company’s first-quarter business outlook including, net other income, earnings, gross margins, tax provisions, capital spending, depreciation, acquisition-related amortization, restructuring expenses, other special items, common share count, increased orders and the RapidChip platform generating new business in the first quarter. Additional forward-looking statements include projections of worldwide economic improvement, growth of the semiconductor industry, a period of sustained growth and financial strength, the strengthening of the company’s leadership position in the platform ASIC space and new market opportunities with high-volume and mid-volume customers in existing and new market segments. The company’s actual results in future periods may be materially different from any performance suggested in this news release. Risks and uncertainties to which the company is subject include, but are not necessarily limited to, fluctuations in the timing and volumes of customer demand, the rate of depletion of customer inventory buildup and the company’s achievement of revenue objectives, other financial targets, the company’s ability to develop new products, and the timing and the success of new product introductions. Other risks and uncertainties that could cause the forward-looking statements contained herein to differ from actual results include: the continued availability of appropriate levels of manufacturing capacity, the realization of benefits from the company’s strategic relationships, competing technologies, R&D investments, products and other competitive factors and investments and disruptions in general economic activity caused by the effects of terrorist activities and armed conflict. The company operates in an industry sector where securities’ values are highly volatile and may be influenced by the cyclical nature of the industry, the unpredictability of the economy and other factors beyond the company’s control. For additional information, readers are referred to the documents filed by LSI Logic with the SEC, and specifically the company’s most recent reports on Form 10-K, 10-Q and 8-K. In the context of forward-looking information, reference is made to the discussion of risk factors described in the company’s SEC reports filed during the past 12 months.

About LSI Logic

LSI Logic Corporation (NYSE: LSI) is a leading designer and manufacturer of communications, consumer and storage semiconductors for applications that access, interconnect and store data, voice and video. In addition, the company supplies storage network solutions for the enterprise. LSI Logic is headquartered at 1621 Barber Lane, Milpitas, CA 95035. http://www.lsilogic.com

# # #

Editor’s Notes:

1.     All LSI Logic news releases (financial, acquisitions, manufacturing, products, technology etc.) are issued exclusively by PR Newswire and are immediately thereafter posted on the company’s external website, http://www.lsilogic.com.

2.     The LSI Logic logo design is a registered trademark of LSI Logic Corporation.

3.     All other brand or product names may be trademarks or registered trademarks of their respective companies.

LSI LOGIC CORPORATION
Consolidated Condensed Statements of Operations Excluding Special Items
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended

	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2003	2002	2003	2002

Revenues	$462,845	$479,697	$1,693,070	$1,816,938

Costs and expenses:
Cost of revenues	264,085	298,722	1,015,865	1,122,696
Research and development	102,439	115,752	432,695	457,351
Selling, general and administrative	61,942	55,602	234,156	230,202

Total costs and expenses	428,466	470,076	1,682,716	1,810,249

Income from operations	34,379	9,621	10,354	6,689
Interest expense	(7,587)	(10,578)	(30,703)	(51,977)
Interest income and other, net	3,833	11,563	28,802	27,300

Income/(loss) before income taxes	30,625	10,606	8,453	(17,988)
Provision for income taxes	6,000	6,062	24,000	24,250

Net income/(loss) excluding special items	$24,625	$4,544	$(15,547)	$(42,238)

Income/(loss) per share excluding special items:
Basic	$0.06	$0.01	$(0.04)	$(0.11)

Diluted	$0.06	$0.01	$(0.04)	$(0.11)

Shares used in computing per share amounts:
Basic	380,166	372,680	377,781	370,529

Diluted	387,051	373,961	377,781	370,529

Statements of operations excluding special items are intended to present the Company’s operating results, excluding special items described below, for the periods presented.

During the three month period ended December 31, 2003, the special items represented amortization of acquisition related items including intangibles and non-cash deferred stock compensation, a net credit in restructuring of operations and other items, and other special items.

During the year ended December 31, 2003, the special items represented all the items mentioned above in addition to write downs on certain equity securities due to impairment.

During the three month period ended December 31, 2002, the special items represented acquired in-process research and development, amortization of acquisition related items including intangibles and non-cash deferred stock compensation, a net credit in restructuring of operations and other items, and other special items. The other special items consisted of gains associated with repurchases of a portion of the Company’s Convertible Subordinated Notes, gains on miscellaneous asset sales and a write down of certain equity securities due to impairment.

During the year ended December 31, 2002, the special items represented all the items mentioned above in addition to additional excess inventory and related charges and a $22 million tax benefit as a result of changes in the tax laws.

For the three month period and year ended December 31, 2003, the statements excluding special items are prepared using the Company’s calculated tax expense of $6,000 and $24,000, respectively when excluding special items. For the three month period and year ended December 31, 2002, the statements excluding special items are prepared using the Company’s calculated tax expense of $6,062 and $24,250 when excluding special items.

For the three months ended December 31, 2003 and 2002, 6,885 and 1,281 shares, respectively were considered dilutive common stock equivalents and included in the computation of diluted pro forma earnings per share. In computing the diluted pro forma loss per share for the year ended December 31, 2003 and 2002, all common stock equivalents were excluded as a result of their antidilutive effect.

A reconciliation from pro forma net income/(loss) to the reported results is presented on the following page.

The format presented above is not intended to be in accordance with Generally Accepted Accounting Principles.

LSI LOGIC CORPORATION
Reconciliation of Net Income/(Loss) Excluding Special Items to GAAP Results
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended

	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2003	2002	2003	2002

Net income/(loss) excluding special items	$24,625	$4,544	$(15,547)	$(42,238)

Special items:
Additional excess inventory and related charges in cost of revenues	—	—	—	(45,526)
Amortization of acquisition related items including intangibles and non-cash deferred stock compensation	(20,956)	(32,969)	(102,373)	(155,920)
Acquired in-process research and development	—	(998)	—	(2,920)
Restructuring of operations and other items, net	4,112	4,504	(180,597)	(67,136)
Other special items	(167)	(5,851)	(10,030)	(1,200)
Tax benefit	—	—	—	22,500

Total special items	(17,011)	(35,314)	(293,000)	(250,202)

Net Income/(loss)	$7,614	$(30,770)	$(308,547)	$(292,440)

Basic Income/(loss) per share:
Net income/(loss) excluding special items	$0.06	$0.01	$(0.04)	$(0.11)
Special items **	(0.04)	(0.09)	(0.78)	(0.68)

Net Income/(loss)	$0.02	$(0.08)	$(0.82)	$(0.79)

Diluted income/(loss) per share*:
Net income/(loss) excluding special items	$0.06	$0.01	$(0.04)	$(0.11)
Special items **	(0.04)	(0.09)	(0.78)	(0.68)

Net Income/(loss)	$0.02	$(0.08)	$(0.82)	$(0.79)

Shares used in computing per share amounts:
Basic	380,166	372,680	377,781	370,529

Diluted	387,051	372,680	377,781	370,529

*     For the three months ended December 31, 2003, 6,885 shares were considered dilutive common stock equivalents and included in the computation of diluted earnings per share. In computing diluted loss per share for the three month period ended December 31, 2002 and for the years ended December 31, 2003 and 2002, all common stock equivalents were excluded as a result of their antidilutive effect.

**     This line item includes rounding adjustments.

LSI LOGIC CORPORATION
Consolidated Condensed Statements of Operations (GAAP)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended

	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2003	2002	2003	2002

Revenues	$462,845	$479,697	$1,693,070	$1,816,938

Costs and expenses:
Cost of revenues	264,085	298,722	1,015,865	1,168,222
Research and development	102,439	115,752	432,695	457,351
Selling, general and administrative	61,942	55,602	234,156	230,202
Acquired in-process research and development	—	998	—	2,920
Restructuring of operations and other items, net	(4,112)	(4,504)	180,597	67,136
Amortization of acquisition related items including intangibles and non-cash deferred stock compensation *	20,956	32,969	102,373	155,920

Total costs and expenses	445,310	499,539	1,965,686	2,081,751

Income/(loss) from operations	17,535	(19,842)	(272,616)	(264,813)
Interest expense	(7,587)	(10,578)	(30,703)	(51,977)
Interest income and other, net	3,666	5,712	18,772	26,100

Income/(loss) before income taxes	13,614	(24,708)	(284,547)	(290,690)
Provision for income taxes	6,000	6,062	24,000	1,750

Net Income/(loss)	$7,614	$(30,770)	$(308,547)	$(292,440)

Income/(loss) per share:
Basic	$0.02	$(0.08)	$(0.82)	$(0.79)

Diluted **	$0.02	$(0.08)	$(0.82)	$(0.79)

Shares used in computing per share amounts:
Basic	380,166	372,680	377,781	370,529

Diluted	387,051	372,680	377,781	370,529

*     The amortization of acquisition related items including intangibles and non-cash deferred stock compensation for the three month period ended December 31, 2003 are comprised of the following items:

Amortization of intangibles	$17,760
Amortization of non-cash deferred stock compensation	3,196

$20,956

**     For the three months ended December 31, 2003, 6,885 shares were considered dilutive common stock equivalents and included in the computation of diluted earnings per share. In computing diluted loss per share for the three month period ended December 31, 2002 and for the years ended December 31, 2003 and 2002, all common stock equivalents were excluded as a result of their antidilutive effect.

LSI LOGIC CORPORATION
Consolidated Condensed Balance Sheets
(In millions)
(Unaudited)

	December 31,	December 31,
	2003	2002

Assets
Current assets:
Cash and short-term investments	$813.7	$990.0
Accounts receivable, net	231.2	248.6
Inventories	198.5	194.5
Prepaid expenses and other current assets	146.6	185.9

Total current assets	1,390.0	1,619.0
Property and equipment, net	481.5	747.0
Goodwill and other intangibles	1,129.7	1,251.0
Other assets	446.7	395.7

Total assets	$3,447.9	$4,012.7

Liabilities and Stockholders’ Equity
Current liabilities:
Other current liabilities	$390.8	$390.3
Current portion of long-term debt, capital lease obligations and short-term borrowings	0.4	0.4

Total current liabilities	391.2	390.7
Long-term debt and capital lease obligations	865.6	1,241.2
Deferred tax and other long-term liabilities	141.1	74.0

Total liabilities	1,397.9	1,705.9
Minority interest in consolidated subsidiaries	7.5	6.5

Stockholders’ equity:
Common stock	2,953.8	2,958.0
Deferred stock compensation	(24.8)	(51.2)
Accumulated deficit	(920.7)	(612.2)
Accumulated other comprehensive income	34.2	5.7

Total stockholders’ equity	2,042.5	2,300.3

Total liabilities and stockholders’ equity	$3,447.9	$4,012.7

LSI LOGIC CORPORATION
Statement of Cash Flows
(In thousands, except where noted)
(Unaudited)

	Three Months Ended		Year Ended

	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2003	2002	2003	2002

Operating Activities:
Net income/(loss)	$7,614	$(30,770)	$(308,547)	$(292,440)
Adjustments:
Depreciation & amortization *	54,113	89,571	262,728	349,326
Amortization of non-cash deferred stock compensation	3,196	12,330	26,021	77,303
Acquired in-process research and development	—	998	—	2,920
Non-cash restructuring and non-recurring items	2,424	(4,504)	148,252	46,050
Loss on write down of equity securities, net of gain on sales	(525)	9,518	8,518	19,423
Loss/(gain) on redemption/repurchase of Convertible Subordinated Notes	694	(2,686)	3,885	(14,260)
(Gain)/loss on sale of property and equipment	(4,746)	(1,027)	(6,896)	2,928
Changes in deferred tax assets and liabilities	(552)	64,165	(646)	61,385
Changes in working capital components, net of assets acquired and liabilities assumed in business combinations:
Accounts receivable	32,993	51,954	18,220	(54,619)
Inventories	2,818	29,480	(4,232)	75,579
Prepaid expenses and other assets	176	1,382	63,325	18,648
Accounts payable	3,022	(14,968)	1,684	(35,828)
Accrued and other liabilities	(49,878)	(88,320)	(22,559)	(91,619)

Net cash provided by operating activities	51,349	117,123	189,753	164,796

Investing activities:
Purchases of debt and equity securities available-for-sale	(224,162)	(488,574)	(2,219,484)	(1,771,809)
Maturities and sales of debt and equity securities available-for-sale	313,248	417,443	2,203,313	1,478,596
Purchases of equity securities	(200)	(1,000)	(200)	(11,894)
Proceeds from sale of stock investment	1,060	—	1,060	—
Purchases of property and equipment	(29,414)	(18,133)	(78,189)	(48,245)
Proceeds from sale of property and equipment	11,060	3,818	24,737	6,745
Proceeds from the sale leaseback of equipment	—	—	160,000	—
Proceeds from the sale of the Japan manufacturing facility	20,977	—	25,846	—
Increase in non-current assets and deposits	—	—	(390,135)	(8,920)
Decrease in non-current assets and deposits	16,262	—	272,868	9,156
Acquisition of companies, net of cash acquired	—	(5,444)	—	(55,916)

Net cash provided by/(used in) investing activities	108,831	(91,890)	(184)	(402,287)

Financing activities:
Proceeds from borrowings	—	—	350,000	—
Redemption/repurchase of Convertible Subordinated Notes	(254,000)	(68,312)	(715,983)	(118,938)
Cash paid for call spread options	—	—	(28,000)	—
Debt issuance costs	(48)	—	(10,984)	—
Repayment of debt obligations	(63)	(85)	(327)	(332)
Issuance of common stock	12,543	17,743	30,306	43,992

Net cash used in financing activities	(241,568)	(50,654)	(374,988)	(75,278)

Effect of exchange rate changes on cash and cash equivalents	1,317	2,878	6,254	4,478

Decrease in cash and cash equivalents	(80,071)	(22,543)	(179,165)	(308,291)
Cash and cash equivalents at beginning of period	349,753	471,390	448,847	757,138

Cash and cash equivalents at end of period	$269,682	$448,847	$269,682	$448,847

* Depreciation of fixed assets, amortization of intangible assets, software, capitalized intellectual property, debt issuance costs and deferred gains on cancelled interest rate swaps.

LSI LOGIC CORPORATION
Selected Financial Information (GAAP)
(In millions, except where noted)
(Unaudited)

	Three Months Ended

	Dec.31,	Sept. 30,	Dec.31,
	2003	2003	2002

Semiconductor revenues	$344.0	$346.4	$373.8
Storage Systems revenues	$118.8	$103.8	$105.9
Total revenues	$462.8	$450.2	$479.7
Percentage change in revenues-qtr./qtr. ( a )	3.0%	10.6%	-1.5%
Percentage change in revenues-yr./yr. ( b )	-4.0%	-7.6%	18.2%
Days sales outstanding	45	53	47
Days of inventory	68	69	59
Current ratio	3.6	3.7	4.1
Quick ratio	2.7	2.9	3.2
R&D as a percentage of revenues	22.1%	23.1%	24.1%
SG&A as a percentage of revenues	13.4%	12.8%	11.6%
Gross margin as a percentage of revenues	42.9%	41.1%	37.7%
Employees ( c )	4,722	4,915	5,534
Revenues per employee (in thousands) ( d )	$392.0	$366.4	$346.7
Diluted shares (in thousands)	387,051	378,749	373,961
Selected Cash Flow information
Purchases of property and equipment	$29.4	$17.3	$18.1
Depreciation / amortization ( e )	$34.5	$36.8	$58.8

( a )	Represents sequential quarter growth in revenues.

( b )	Represents growth in revenues in the quarter presented as compared to the same quarter of the previous year.

( c )	Actual number of employees at the end of each period presented.

( d )	Revenue per employee is calculated by annualizing revenue for each quarter presented and dividing it by the number of employees.

( e )	Represents depreciation of fixed assets and amortization of software.